Exhibit 2.1

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of March 8, 2017 (the “Effective Date”), by and between MEADOWOOD RETIREMENT VILLAGE, LLC, an Alabama limited liability company, and MEADOWOOD PROPERTIES, LLC, an Alabama limited liability company, (hereinafter collectively referred to as “Sellers”), and ADCARE HEALTH SYSTEMS, INC., a Georgia corporation (or its designated Affiliate) (hereinafter referred to as “Purchaser”).
W I T N E S S E T H:

ARTICLE I
DEFINITIONS

1.01    Definitions.    As used in this Agreement, the following terms shall have the meanings assigned below:
“Affiliate” shall mean with respect to any specified Person, (i) each Person that controls, is controlled by or is under common control with such Person, (ii) each Person that, directly or indirectly, owns any part of or controls, whether beneficially or as a trustee, guardian or other fiduciary, any of the ownership interest of such Person, and (iii) each of such Person’s officers, directors, members, managers, trustees, joint venturers and partners. For purposes of this definition, the term “controls,” “is controlled by, “ or “ is under common control with” includes the possession, direct or indirect, of the power to direct or cause the direction of the management policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise.
“Business” shall mean collectively the ownership and operation of the Meadowood Retirement Village, an 85 unit assisted living and memory care facility located at 509 Pineview Avenue, Glencoe, Alabama 35905.
“Claim” shall mean any action, cause of action, claim, damage, demand, proceeding, fine, injury (including death), investigation, judgment, lawsuit, liability, loss, penalty, settlement or expense of any nature.
“Contract Rights” shall mean all contracts and other agreements relating to or incident to the operation or management of the Facility, including, but not limited to, contracts for food service, housekeeping, nursing, medical director, therapists and other service agreements, warranties, agreements with employees, consultants and independent contractors, contracts for repair, maintenance, pest control and Supplies, Leases, telephone service, web sites, email addresses, and brochures and advertising for the Facility. Sellers shall schedule all such written and oral agreements on Exhibit C hereto, and the term “Contract Rights” shall include, without limitation, the agreements identified on such schedule.

“Equipment” shall mean all furniture, fixtures, equipment, machinery, vehicles, and other personalty now or hereafter attached to or appurtenant to the Land or used in connection with the operation of the Business or the ownership or occupancy of the Facility.
“Excluded Assets” shall mean those items specifically described on Exhibit B hereto.
“Excluded Liabilities” shall mean all of the liabilities, debts and obligations relating to the Facility or Sellers including, without limitation, the following:
(a)    the outstanding amount of all principal, interest, fees and expenses in respect of borrowed money, letters of credit, capital leases and installment purchases;
(b)    obligations relating to Taxes, including any retroactive adjustments to Taxes made by the taxing authority that relate to the period prior to Closing and taxes owed by Sellers associated with the Closing;
(c)    obligations under this Agreement or any agreement entered into in connection with the transactions contemplated by this Agreement (other than the obligations of Purchaser);
(d)    any litigation, suit, proceeding, arbitration, Claim, audit or investigation, filed or otherwise, with respect to or relating in any manner to the affairs of Sellers, the Facility or the Business prior to the Closing regardless of when such matter is initiated;
(e)    any regulatory or enforcement proceeding, action or investigation initiated by, or on behalf of, any Governmental Authority, which relates to any alleged act or failure to act which occurs on or before the Closing Date, regardless of when such proceeding, action or investigation is initiated;
(f)    obligations related to any pension, profit sharing, retirement, employee benefit or similar plan, 401(k) plan, benefit or arrangement, including any and all obligations of Sellers to employees in respect of any (i) Retirement Plan or (ii) accrued paid time off, vacation or similar compensation or benefits;
(g)    liabilities relating to any Contract Rights or Leases;
(h)    liabilities or obligations relating to the Excluded Assets;
(i)    any liability, obligation or Claim (whether or not disclosed herein) arising out of or relating to the ownership, licensing or operation of the Business or the Facility relating to all periods of time prior to Closing, or any action, inaction or conduct of the Sellers;
(j)    any liability, obligation or Claim against or relating to Sellers or their Affiliates which are unrelated to the Facility;

(k)    the aggregate amount payable by Sellers through the Closing, or arising as a result of the transactions contemplated by this Agreement, for (i) legal, accounting, investment banking, broker and other fees and expenses, (ii) sales and use taxes, documentary stamp, transfer, privilege, excise or other similar Taxes or fees, arising from the transactions contemplated by this Agreement, and (iii) all other payments, costs and expenses incurred by Sellers in connection with or as a result of the transactions contemplated by this Agreement;
(l)    any duty whatsoever to take any action or receive or make any payment or credit arising from or related to any of the foregoing.
(m)    any liability owed to any Affiliate of Sellers; and
(n)    liabilities or obligations relating to or arising under any operating lease or management agreement for the Facility.
“Facility” shall mean collectively the fee interest in the Land, Improvements, Equipment, Property Claims and Intangible Personal Property and the other intangible and tangible assets, whether real or personal or mixed, related to the Facility (but excluding the Excluded Assets).
“Governmental Authority” shall mean the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and other quasi-governmental entities established to perform such functions.
“Government Authorizations” shall mean all licenses, permits, approvals, certificate of need, facility certifications, provider agreements, consents and other authorizations from any Governmental Authority as are necessary to lawfully operate the Business at the Facility.
“Improvements” shall mean the buildings and all other improvements, including site improvements, landscaping, fixtures, mechanical equipment, apparatus and appliances, now owned or leased or hereafter placed on the Land.
“Intangible Personal Property” shall mean Sellers’ rights to all engineering and architectural plans and specifications, drawings, studies and as-built surveys relating to the Facility and any other intangible personal property used in connection with the ownership of the Facility.
“Land” shall mean that certain tract(s) or parcel(s) of land located in Etowah County, Alabama, consisting of approximately ____ acres, as more particularly described on Exhibit A, together with all easements, hereditaments, rights of way, privileges and rights benefiting same and all strips and gores of land lying adjacent to such land and owned by Sellers.
“Lease” or “Leases” shall mean all occupancy agreements of the residents of the Facility, a schedule of same being included within Exhibit C hereto.

“Material Adverse Change” or “Material Adverse Effect” shall mean any change or event or effect that is or could reasonably be expected to be materially adverse to the Facility or the Business or financial condition or operations of the Facility.
“New Operator” shall mean the entity to be identified by Purchaser, which entity shall lease the Facility from Purchaser and be the licensed operator of the Facility following the Closing.
“Operational Assets” shall mean collectively the Approved Contacts, Leases, Records, Software, Supplies, Trade Name, Government Authorizations and motor vehicles owned by Sellers or their Affiliate related to the Facility and/or the Business.
“Person” shall mean any entity or natural person.
“Property Claims” shall mean all assignable or transferable claims, remedies or causes of action of Sellers against any contractor or repairman related to any work done on or about the Land or to the extent they are in the nature of enforcing any unexpired warranty, guaranty or contract obligation to complete improvements or make repairs to the Facility.
“Records” shall mean all books and records maintained in connection with the operation or conduct of the Business at the Facility, by Sellers or any Affiliate of Sellers, including personnel records, standard forms of documents, manuals of operation or business procedures, and clinical procedures, but excluding any records relating solely to either Seller’s corporate entity distinct from the Business or the Facility.
“Software” shall mean all computer software used in connection with the operation of the Business, together with any commercially available, over-the-counter “shrink-wrap” software and open source software (collectively, the “Shrink-Wrap Software”) used in connection with the operation of the Business.
“Supplies” shall mean all supplies and inventory used in connection with the Business and located at the Facility, including food, cleaning materials and equipment, nursing and medical supplies.
“Taxes” shall mean all taxes, charges, fees, levies, duties, penalties, additions or assessments imposed by any Governmental Authority, including income, excise, property, sales, transfer, use, ad valorem, profits, license, bed, provider, employment, occupancy, environmental, sewer, tap, severance, franchise, payroll, withholding, FICA, value added, unemployment, social security or other taxes, including any interest, penalties or additions attributable thereto.
“Trade Name” shall mean Meadowood Retirement Village.
1.02    General Construction. Whenever required by the context herein, the singular includes the plural and masculine includes the feminine or the neuter. The word “including” means “including without limitation.” Words such as “herein,” “hereof,” “hereby” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or Subsection of this Agreement. When the term “Seller or Sellers” is used herein, it shall include the Facility and the Business, whether or not another entity is the manager, operator or licensee thereof, jointly and severally.

1.03    Schedules and Exhibits.
(a)    The schedules and exhibits referenced in this Agreement are incorporated herein by this reference. All items disclosed hereunder shall be deemed disclosed in connection with the specific representation to which they are explicitly referenced. Nothing in any Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the applicable Schedule identifies the exception and the specific representation to which it relates with reasonable particularity and describes the relevant facts in reasonable detail. The Schedules are arranged in paragraphs corresponding to the numbered and lettered paragraphs of the Agreement to which such Schedule relates. Any fact or item disclosed on any Schedule hereto shall not be deemed by reason only of such inclusion, to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.
(b)    If no disclosure schedule is attached with reference to a specific Section of the Agreement, then such missing schedule shall be deemed to state “None.” The parties acknowledge that all disclosure schedules and/or exhibits may not be attached at the time this Agreement is executed. All disclosure schedules and/or exhibits shall be subject to Purchaser’s approval in its sole discretion. Sellers agree to use their best efforts to provide all schedules and exhibits to Purchaser as soon as possible, but shall deliver same in any event not later than ten (10) days from the Effective Date. Notwithstanding anything herein to the contrary, should Sellers not deliver all schedules, exhibits and other deliveries required hereunder to Purchaser within ten (10) days from the Effective Date, then the Inspection Period and the Closing Date shall be extended on a day-for-day basis until Sellers deliver all schedules and exhibits to Purchaser.

ARTICLE II
AGREEMENT AND CONSIDERATION
2.01    Agreement to Sell and Purchase.
(a) Sale of the Facility. In consideration of the mutual covenants and promises contained in this Agreement and payment of Purchase Price, Sellers agree to sell, assign, transfer and convey unto Purchaser the Facility, and Purchaser agrees to purchase the Facility, all upon the terms and conditions set forth herein.
(b) Sale of Operational Assets. In consideration of the sum of $1.00, Sellers shall enter into an operations transfer agreement (the “OTA”) with New Operator (as described in Section 7.05 below) pursuant to which Sellers shall transfer to New Operator all Operational Assets.
2.02    Purchase Price. Purchaser agrees to pay to Sellers the sum of FIVE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($5,500,000.00) in consideration for the sale of the Facility, subject to the adjustments and credits described herein. This sum is hereinafter referred to as the “Purchase Price”.

2.03    Method of Payment. The Purchase Price, subject to all prorations and credits set forth herein, shall be payable as set forth in this Section 2.03. Purchaser shall deposit with the Escrow Agent (as hereinafter defined) the sum of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) within three (3) business days following execution of this Agreement (the “Initial Deposit”). Following expiration of the thirty (30) day Inspection Period, Purchaser shall deposit the additional sum of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) (the “Additional Deposit”) with the Escrow Agent, for a total of ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00) being held as earnest money. The Initial Deposit, the Additional Deposit and the Extension Deposit (if any) (as described in Section 7.01 below) are sometimes collectively referred to as the “Earnest Money”). All monies escrowed shall be delivered to and held by First American Title Insurance Company (the “Escrow Agent”) in accordance with the terms and consideration of the Deposit Escrow Agreement among Sellers, Purchaser and Escrow Agent in the form of Exhibit D attached hereto. The Escrow Agent shall invest the Earnest Money pursuant to directions from Purchaser and Sellers, and any interest or other income earned on the Earnest Money shall be deemed part of the Earnest Money. Notwithstanding anything to the contrary contained in this Agreement, one hundred dollars ($100.00) of the Earnest Money shall be non-refundable and shall be the independent consideration for this Agreement. At Closing, Purchaser shall pay the balance of the Purchase Price, less the Earnest Money, in cash or other immediately available funds subject to all prorations and credits provided herein.
2.04    Allocation of the Purchase Price. The Purchase Price shall be allocated in the manner set forth on Exhibit E attached hereto, said allocation being mutually agreed upon by the parties. Notwithstanding the foregoing, if no Exhibit E is attached hereto at the initial signing of this Agreement, the parties agree to endeavor to agree upon an allocation of the Purchase Price prior to Closing, but such agreement shall not be a condition precedent to Closing. If the parties are unable to agree on a Purchase Price allocation prior to Closing, the parties may independently determine the Purchase Price allocation and each file their own IRS Form 8594.
2.05    Excluded Assets. Notwithstanding anything herein to the contrary, Purchaser shall not acquire any interest in the Excluded Assets as a result of this transaction.
2.06    Assumed Liabilities. At the Closing, New Operator shall assume and agree to pay when due, and discharge in accordance with the terms thereof, only those liabilities and obligations of Sellers which accrue for performance subsequent to the Closing under the Approved Contracts expressly assumed by New Operator (the “Assumed Liabilities”) in accordance with Section 7.06 below and the OTA. Purchaser shall not assume and shall not in any way be responsible for any of the debts, liabilities, or obligations of any kind or nature of Sellers. Without limiting the generality of the foregoing, Purchaser shall have no liability for any Excluded Liabilities or Excluded Assets.
2.07    Inspection Period. Purchaser shall have a period of thirty (30) days following the execution of this Agreement by all parties (the “Inspection Period”), at Purchaser’s expense, to make such physical, legal, zoning, title, survey, land use, environmental, financial and other examinations, inspections and investigations of the Facility or the use or operation thereof which Purchaser, in Purchaser’s sole discretion, may determine to make. If Purchaser is not satisfied with its inspections of the Facility, in Purchaser’s sole discretion, Purchaser may cancel this Agreement by written notice of cancellation (the “Termination Notice”) given to Sellers on or before the end of the Inspection Period, and thereupon Purchaser shall receive prompt refund of the Initial Deposit and all interest accrued thereon; provided, however, Sellers shall be entitled to $100.00 as compensation for the inspection rights granted herein. Upon termination of this Agreement under the terms of this Section, no party to this Agreement shall have any further claims or obligations under this Agreement, except those obligations that expressly survive termination of this Agreement. If Purchaser does not timely deliver the Termination Notice to Sellers, Purchaser shall be deemed to have elected to waive its right to terminate this Agreement under the terms of this Section (but shall not be deemed to waive any other term of this Agreement, including satisfaction of the conditions precedent to Purchaser’s obligation to close expressly provided herein).
2.08    Right To Enter the Property for Inspections. In connection with Purchaser’s inspection rights provided above, Purchaser, New Operator, and their respective agents and contractors, shall have the right during the Inspection Period and continuing up until the Closing Date during reasonable business hours in a fashion such that Sellers’ business operations are not disrupted to: (i) enter the Facility, (ii) perform tests and conduct studies on the Facility, and (iii) meet with supervisors and staff. Purchaser hereby agrees to restore any disturbed property to its condition prior to the conducting of Purchaser’s inspections. Purchaser’s obligation to restore any disturbed property shall survive Closing or the earlier termination of this Agreement. If Purchaser hires any third party site inspectors, engineers or other parties that will invasively inspect and/or test the Facility, Purchaser shall also ensure that such third party(ies) have adequate insurance, determined in Sellers' reasonable discretion, covering any potential damage to the Facility as a result of such inspection/testing (and certificates evidencing such coverage naming Sellers as an additional insured shall be made available to Sellers prior to such access). Purchaser shall indemnify, defend and hold Sellers harmless from and against any costs, damage, liability, loss, expense, lien or claim (including, without limitation, reasonable attorney's fees) arising from physical damage to the Facility and injury to persons asserted against or incurred by Sellers as a direct result of entry onto the Facility by Purchaser, its agents, employees and representatives. The foregoing indemnity shall survive the Closing, or if the sale is not consummated, the termination of this Agreement, for a period of twelve (12) months.
2.09    Post-Closing Escrow. At Closing, FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) of the Purchase Price shall be placed in escrow with the Escrow Agent to be held pursuant to the terms of an escrow agreement in the form of the Post-Closing Escrow Agreement among Seller, Purchaser and Escrow Agent attached hereto as Exhibit G (the “Post-Closing Escrow

Agreement”) in order to protect Purchaser against pre-closing liabilities that arise post-closing. All earnings on the funds held pursuant to the Post-Closing Escrow Agreement shall accrue to the escrow account and be disbursed with the escrow funds. If no claim has been made pursuant to the Post-Closing Escrow Agreement, then the escrowed funds shall be released to Seller six (6) months following Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
3.01    Sellers’ Representations and Warranties. Sellers make the following representations and warranties to Purchaser and New Operator:
(a)    Organization of Sellers. Sellers are limited liability companies duly organized and validly existing and in good standing under the laws of the State of Alabama, and are duly and validly licensed to operate the Business.
(b)    Authority. The execution and delivery of this Agreement and the consummation of the transactions herein contemplated have been duly and validly authorized by all necessary action on the part of Sellers, and this Agreement constitutes, and the documents contemplated hereby will be, valid and legally binding obligations of Sellers, enforceable in accordance with their terms, subject to bankruptcy, insolvency and other statutes affecting creditors’ rights generally.
(c)    Conflict or Default. Neither the execution nor delivery of this Agreement nor the consummation of the transactions herein contemplated will conflict with, violate, result in a breach by, constitute a default under or accelerate the performance provided by the terms of any law, rule, regulation or material agreement to which Sellers may be subject, or which could result in the creation of any lien, charge or Encumbrance upon any part of the Facility.
(d)    No Consent. No consent or approval by any governmental agency or authority or any non-governmental person or entity is required in connection with the execution, performance and delivery by Sellers of this Agreement or the consummation by Sellers of the transactions contemplated herein, except for such consents or approvals fully described on Schedule 3.01(d) hereto.
(e)    Financial Statements. Within five (5) days after the Effective Date, Sellers shall furnish Purchaser with true, correct and complete copies of the balance sheet and income statements covering the Facility (collectively, “Financial Statements”) for the prior three (3) years and the current year-to-date. After the Effective Date, Sellers shall provide interim unaudited Financial Statements of the Facility for each month prior to Closing within fifteen (15) days of the end of such month. All Financial Statements fairly and accurately present the financial position of Sellers, the results of the Facility operations and all costs and expenses for the periods specified as of the dates thereof, and the results of operations for the periods then ended. The Financial Statements are true, complete and correct, and prepared in accordance with standard accounting practices consistently applied and the books and records of the Sellers. Sellers have no liabilities or obligations of any kind or nature, including any liability for Taxes, that are not set forth in the Financial Statements for the applicable period. Sellers also shall make available for Purchaser’s review any historical financial information relating to the Facility or the Business reasonably requested by Purchaser.
(f)    Material Adverse Changes. Except as fully described on Schedule 3.01(f) hereto, there have been no Material Adverse Changes in the income or expense of the Facility between the Effective Date and the ending date of the period covered by the Financial Statements furnished to Purchaser pursuant to this Agreement. Sellers have no knowledge or information concerning any prospective Material Adverse Change in the income or expenses of the Facility or in any other manner relating to the Facility, unless indicated on the Financial Statements.
(g)    Title. Sellers have, and at Closing will have, good, insurable and marketable fee simple title to the Facility. The Land is the only real property used in the Business. To Sellers’ knowledge, there are no encroachments on the Land by adjoining property or improvements, and the Improvements do not encroach on any adjoining property, easements or public or private streets; there are no disputes concerning the location of property lines or corners; and there is vehicular access to and from the Facility by a public roadway.
(h)    Encumbrances. Except as fully described on Schedule 3.01(h) hereto, neither the Sellers nor any part of the Facility is subject to any (i) use or occupancy restrictions; (ii) special Taxes or assessments; (iii) legal or equitable interests in the Facility claimed by any person or entity other than Sellers; or (iv) other liens, security interests, encumbrances, or other agreement, arrangement, Claim, contract, commitment, understanding or obligation (collectively, the “Encumbrances”). The Facility consists of all of the properties, assets and/or rights which are necessary or appropriate to carry on the Business as presently conducted. At Closing, the Facility shall not be subject to any Encumbrance except Permitted Encumbrances (defined below).
(i)    Software.    Exhibit F attached hereto contains a true and complete list of all Software (other than Shrink-Wrap Software) used in connection with the operation of the Facility. All of the Software is duly licensed to Sellers.
(j)    Equipment. The Equipment is in good operating condition and repair, ordinary wear and tear excepted. Sellers are not aware of any material latent or patent physical or mechanical defects with the Equipment.
(k)    Improvements. The Improvements, including, but not limited to, mechanical, electrical, heating, air conditioning, drainage, sewers, water and plumbing systems and all other fixtures and tangible personal property are owned by Sellers and to Sellers’ knowledge in good operating condition and repair, ordinary wear and tear excepted. Any material items of deferred maintenance are fully described on Schedule 3.01(k) hereto. Sellers are not aware of any material latent or patent physical or mechanical defects with any of the foregoing.
(l)    Leases and Contract Rights. Exhibit C hereto sets forth a complete and accurate list of all Leases, Contract Rights, agreements, purchase orders, leases, subleases, options and commitments, whether oral or written, and all assignments, amendments, schedules, exhibits and appendices thereof, affecting or relating to the Facility, the Business, or any interest therein, to which Sellers are a party or by which Sellers or the Facility are bound or affected, including, without limitation, service contracts, management agreements, Equipment leases, indentures, notes, bonus, incentive, profit-sharing, or retirement plans, health, dental, life or hospitalization plans or policies, employee benefits or any kind, Leases of space and ground leases pertaining to any part of the Land. True, accurate and complete copies of all Leases and Contract Rights have been provided to Purchaser. To the extent any Leases or Contract Rights are oral, Sellers have included an accurate and complete summary of same on Exhibit C.
(1)    Except to the extent shown on Exhibit C, none of the Leases or Contract Rights has been modified, amended, assigned or transferred. Each of the Leases and Contract Rights is in full force and effect and is valid, binding and enforceable in accordance with its respective terms.
(2)    Except as fully described on Schedule 3.01(1)(2) hereto, no event or condition has happened or presently exists which constitutes a default or breach or, after notice or lapse of time or both, would constitute a default or breach by any party under any of the Leases or Contract Rights. There are no counterclaims or offsets under any of the Leases or Contract Rights.
(3)    Except as fully described on Schedule 3.01(h) hereto, there does not exist, and between the date hereof and Closing Sellers will not grant or suffer, any Encumbrance to exist on any interest created under any of the Leases or Contract Rights. None of the Leases or Contract Rights contain any obligation in the nature of a noncompetition agreement which in any way restricts the right of the Sellers or the Facility to conduct the Business.
(4)    Except as fully described on Schedule 3.01(1)(4) hereto, none of the Leases or Contract Rights: (i) is a capitalized lease within the meaning of generally accepted accounting principles; or (ii) is a lease with a remaining term of one (1) year or more from Closing and which cannot be cancelled within thirty (30) days at the option of Sellers without penalty; or (iii) is a lease containing an option to purchase; or (iv) contains any discount, rebate or bill back arrangement.
(5)    No resident using or occupying any part of the Facility has been promised any special concessions or care except as fully set forth in the Lease for such resident and included in Exhibit C hereto. No resident using or occupying any part of the Facility has paid any entrance fee, investment fee, endowment, so-called “life care” fee, or other lump sum monetary payment in connection with his or her use or occupancy of the Facility other than refundable security deposits to be transferred to New Operator at Closing. Sellers heretofore furnished, or shall within five (5) days of the Effective Date furnish to Purchaser, copies of the standard form of resident agreement, admissions agreement, arbitration agreement, and other standard agreements and policies which Sellers use in the conduct of the Business.
(6)    Except as fully described on Schedule 3.01(1)(6) hereto, no Leases or Contract Rights involve any Affiliate of Sellers or their principals, directly or indirectly, whether as a party, creditor, beneficiary or otherwise.
(m)    Compliance with Laws. Except as fully described on Schedule 3.01(m) hereto, to Sellers’ knowledge, there is no violation of any federal, state or local legal or regulatory requirement of any kind or nature whatsoever relating to the Business or the Facility which could have an adverse effect on Purchaser, New Operator or the Business (including zoning and land use laws, building, safety or health ordinances and codes, environmental laws and civil rights laws, covenants, conditions and restrictions affecting or relating to the use and occupancy of the Facility, and including the National Fire Protection Association’s most recent edition of the Life Safety Code). Sellers have not received any unremediated notice of complaint from any governmental agency, insurance company or third party, and have not received notice of and have no knowledge of any material violation or any Claim of violation of any law, rule, regulation, ordinance, order, writ, injunction, decree, certificate, license, permit, authorization, or standard related to any legal or insurance requirement that is unremedied or which could have an adverse effect on the Facility or Purchaser. Sellers have not received any notice from any Governmental Authority of any pending proceeding to take all or any part of the Land by condemnation or right of eminent domain and Sellers have no knowledge that such proceeding is threatened. Sellers are not a party to any agreement or instrument, or subject to any judgment, order, writ, injunction, rule, regulation, code or ordinance not also applicable to other similarly situated businesses which has an adverse effect, or might reasonably be expected to have an adverse effect, on the operations, condition or prospects of Purchaser’s ownership of the Facility.
(n)    Litigation and Proceedings. Schedule 3.01(n) hereto sets forth a complete and accurate description of any litigation, proceeding, Claim or investigation pending before any court, arbitrator or administrative agency, or to the best knowledge of Sellers threatened, affecting or relating to the Business or Facility. All of the matters disclosed on Schedule 3.01(n) hereto are covered by policies of insurance meeting the minimum standards described herein, and no insurance company has denied coverage or expressly reserved in writing its right to deny coverage. Except as fully described on Schedule 3.01(n) hereto, there are no outstanding orders, consent decrees, corporate integrity agreements, rulings, decrees, judgments or stipulations by or with any court, arbitrator or administrative agency which affect the Sellers, the Business or the Facility. Sellers shall promptly notify Purchaser of any changes to said Schedule and shall deliver an updated disclosure schedule at Closing which shall be complete and accurate in all respects; provided, however, that Purchaser shall be entitled to terminate this Agreement at any time on or before the Closing Date if any supplemental Schedule shall disclose any matter that could have a Material Adverse Effect, which is unacceptable to Purchaser in its sole discretion, and upon such termination the Earnest Money and all interest accrued thereon shall be returned to Purchaser.
(o)    Utilities. To Sellers’ knowledge, all water, gas, electricity, telephone, cable, drainage facilities, sewer and other utilities required for the operation of the Facility or the Business either enter the Land through adjoining public streets or, if they pass through adjoining private land, they do so in accordance with recorded easements which are described on the Survey and Title Commitment.
(p)    Taxes. Except as fully described on Schedule 3.01(p) hereto, all Taxes against or relating to the Business and/or the Facility and/or Sellers which are due and payable on or before the Effective Date have been paid. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against the Facility or Sellers, nor do Sellers have knowledge of the pendency of any actions, suits, proceedings, investigations or Claims for additional Taxes and assessments against the Facility or Sellers asserted by any taxing authority.
(q)    Inventory. As of the Closing Date, inventories of food, supplies, medicines, towels and linens shall not be less, in quantity or value, than the normal operating levels of the Facility as presently operated by Sellers and as reflected on the most recent Financial Statements of the Business. Until Closing, the Facility will be operated only in the normal course with due regard for proper maintenance and repair of the Facility.
(r)    Reports, Returns and Taxes. All required reports with respect to the Facility or the Business under the State of Alabama licensing statutes or any other Governmental Authority have been filed, and Sellers have provided Purchaser with true, accurate and complete copies of all such reports filed within twenty-four (24) months of the Effective Date. All reports have been prepared in all respects in accordance with applicable government rules and regulations. Sellers will furnish to Purchaser true, accurate and complete copies of any other reports filed by it prior to Closing. All other returns, reports and filings of any kind and nature whatsoever required to be filed by the Facility and/or the Sellers as they relate to the Sellers’ operation of the Business and Facility prior to the Closing Date, including, without limitation, all federal, state and local tax returns have been properly completed and timely filed in compliance with all applicable requirements and all Taxes or other obligations which are due and payable have been timely paid.
(s)    Census. Attached as Schedule 3.01(s) is a census report of the Facility, which Sellers hereby certify as true and correct as of the date reflected thereon (or if no other date is reflected, then as of the Effective Date), showing the name of each resident, the status of each resident (private pay, insurance, or other payor source) and the amounts of monthly revenue charged to and collected from or with respect to each such resident, and the amount of any trust fund balances held on behalf of such resident. Sellers shall deliver an updated census report showing all such information with each delivery of Financial Statements and at the Closing.
(t)    Broker’s Fee. Other than BluePrint Healthcare Real Estate Advisors (which Sellers agree to pay under a separate agreement), Sellers have not engaged or consulted with any broker or advisor with respect to the transactions contemplated by this Agreement so as to give rise to any claim against any of the parties to this Agreement for a brokerage commission, consulting fee, finder's fee or similar payment.
(u)    Bulk Sales Law. Sellers have complied with, or will comply, with, at Sellers’ sole cost and expense, any applicable bulk sales law requirements applicable to the sale of the Facility.
(v)    Environmental Matters. To Sellers’ knowledge, the Facility is in material compliance with all federal, state and local environmental, health and safety laws, statutes ordinances and regulations, including without limitation, all laws relating to hazardous substances and wetlands. Sellers represent and warrant that, to Sellers’ knowledge, currently and as of the Closing, no oil or hazardous substances have been generated, released, stored or deposited over, beneath or on the Land or on or in any structures located on the Land, from any source whatsoever, by Sellers, or, to Sellers’ knowledge, its predecessors in interest or any other person. For purposes hereof, “hazardous substances” means any substance or matter defined as such by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), any pollutants or contaminants as defined in CERCLA, or any hazardous waste as defined by the Resource Conservation and Recovery Act, or any other similar applicable federal, state or local laws, statutes, regulations or ordinances.
(w)    Employment Related Claims. Except as fully described on Schedule 3.01(w) hereto, no person or party (including, but not limited to, any Governmental Authority) has filed or asserted any Claim or reasonable basis for any Claim against Sellers arising out of any statute, ordinance or regulation relating to wages or hours, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, but not limited to, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967 or the Americans With Disabilities Act of 1990). Except as fully described on Schedule 3.01(w), no present or former employee has filed or asserted any Claim, nor is there any reasonable basis for any Claim, against any Seller (whether under federal or state law or under any employment agreement or collective bargaining agreement) on account of or for (i) overtime pay other than overtime pay for the current payroll period, (ii) wages or salary for any period other than the current payroll period and bonuses and amounts accruing under any plans of the type described in Section 3.01(x)(4) in accordance with the terms of such plans, (iii) vacation, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of the current year, (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work, or (v) collective bargaining, discrimination in employment or employment practices, occupational safety and health standards. None of any such Claims shall result in any liability to or obligation of Purchaser, or New Operator, or lien or Encumbrance against the Facility. Sellers are in compliance in all material respects with the terms and provisions of the Immigration & Nationality Act of 1990 (8 U.S.C. §1101 et seq.) in all material respects with respect to the Facility.
(x)    Employees and Employee Benefit Plans.
(1)    Welfare Benefit Plans. There is no “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 as amended (“ERISA”)) maintained by Sellers or to which Sellers contribute or are required to contribute (such employee welfare benefit plans being hereinafter collectively referred to as the “Welfare Benefit Plans”).
(2)    Pension Benefit Plans. There is no “employee pension benefit plan” (as defined in Section 3(2) of ERISA) maintained by Sellers, to which Sellers contribute or are required to contribute, or which covered employees of Sellers during the period of their employment with any predecessor of Sellers, including any multi-employer pension plan as defined under Internal Revenue Code of 1986, Section 414(f) (such employee pension benefit plans being hereinafter collectively referred to as the “Pension Benefit Plans”).
(3)    Liabilities. Upon Closing and thereafter, neither Purchaser nor New Operator shall be liable or responsible for any debt, obligation, responsibility or liability of Sellers under any Welfare Benefit Plans or Pension Benefit Plans, including any multi-employer plan as defined under Internal Revenue Code of 1986, Section 414(f), maintained by Sellers or to which Sellers contribute or are required to contribute. Sellers shall be liable under its Welfare Benefit Plans and Pension Benefit Plans for all Claims due and unpaid at Closing and for all Claims incurred before Closing, whether or not paid or presented before Closing. There are no unfunded liabilities under any such plans.
(4)    Compensation Plans. There are no deferred compensation, pension, 401 (k), profit sharing and retirement plans, and all material bonus and other employee benefit or fringe benefit plans maintained or with respect to which contributions are made by Sellers.
(5)    Collective Bargaining Agreements; Strikes. No collective bargaining agreements, union contracts or other labor or employment agreements exist or are being negotiated or threatened, and no strike, labor dispute, slowdown or work stoppage exists or is threatened, with respect to the Facility.
(6)    Employees. Schedule 3.01(x)(6) contains a true and complete list of all management, nursing, food service, housekeeping, maintenance or other employees or persons providing services at the Facility including, for each employee or service provider, their current titles, date of hire, aggregate pay rate (bonus and salary), average number of hours worked per pay period, and description of employee benefits, including vacation and sick pay, specifying earned and accrued amounts. No employee of Sellers or any Affiliate of Sellers receives any compensation from the Sellers except as set forth on Schedule 3.01(x)(6). Sellers shall update such employee information at Closing.
(y)    Bankruptcy. No bankruptcy, insolvency, rearrangement or similar action involving the Facility or the Sellers, whether voluntary or involuntary, is pending or threatened, and Sellers have never:
(1)    filed a voluntary petition in bankruptcy;
(2)    been adjudicated a bankrupt or insolvent or filed a petition or action seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any Federal bankruptcy act or any other laws;
(3)    sought or acquiesced in the appointment of any trustee, receiver or liquidator of all or any substantial part of its or his properties, the Facility, personal property or any portion thereof; or
(4)    made an assignment for the benefit of creditors or admitted in writing its or his inability to pay its or his debts generally as the same become due. Sellers are not anticipating or contemplating any of the actions set forth in this subsection.
(z)    Workers Compensation Insurance. Sellers currently and for at least the past three (3) years have maintained workers compensation insurance in the minimum amounts required by the State of Alabama. There have been no lapses in any workmen’s compensation coverage during the past three (3) years. Copies of all Claims and settlements during the past three (3) years have been delivered to Purchaser.
(aa)    Governmental Approvals; Compliance. Sellers have received and currently hold all necessary Governmental Authorizations for the operation of the Facility as presently conducted for the number of units set forth herein so as to be in compliance with applicable state, federal, state and local governmental requirements, including a certificate of need, if required. Neither the Sellers nor the Facility have any ownership or compensation relationship with any physician or with any other person restricted by the so-called Stark II Act (Omnibus Budget Reconciliation Act of 1989), 42 U.S.C. Section 1395nn, or the Stark I Act (The Ethics in Patient Referrals Act of 1989). Without limiting the generality of the first sentence of this paragraph, Sellers and the Facility are in compliance with the so-called Stark II Act (Omnibus Budget Reconciliation Act of 1989) 42 U.S.C. Section 1395nn, the Stark I Act (The Ethics in Patient Referrals Act of 1989) and the Fraud and Abuse Anti-Kickback Law, 42 U.S.C. Section 1320a-7b(b)(1). Sellers are not subject to any actual or, to the knowledge of Sellers, any potential corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, or similar settlement, compliance or oversight agreement with any Governmental Authority, nor do

Sellers have any reporting obligations pursuant to any such agreement, plan of correction or other remedial measure entered into with any Governmental Authority. Sellers have implemented a corporate compliance plan for the Facility, as required under section 6102(b) of the Patient Protection and Affordable Care Act (76 FR 41865).
(bb)    Permits and Licenses. Schedule 3.01(bb) contains an accurate and complete schedule of all permits and licenses, license or similar authorization from each Governmental Authority issued with respect to the operation or ownership of the Facility by Sellers, together (i) a brief description of each permit or license, (ii) the designation of the respective expiration dates of each, and (iii) a listing and brief description of each association in which Sellers is a member with respect to the Facility and each association or Governmental Authority which accredits or otherwise recognizes the Facility together with copies thereof..
(cc)    Specialized Services. Schedule 3.01(cc) hereto fully contains a complete list of all specialized services provided at or by the Facility, including alzheimer’s/memory care, day care, home health, pharmacy, physical therapy, health clinic, adult day care and any other senior service.
(dd)    Medicare; Medicaid; Cost Reports. The Facility does not participate in the Medicaid or Medicare programs. The Facility does not participate and has not participated in any other third party payor program which would require the Facility to file a cost report with any Governmental Authority.
(ee)    Affordable Housing Units. No bedroom or unit in the Facility is leased or reserved for lease as an affordable housing unit or for low- or moderate-income residents. The Facility is not required to lease or reserve any unit or bedroom as an affordable housing unit or bedroom or for low- or moderate-income residents pursuant to a presently existing agreement or Governmental Authorization or the requirement of any Governmental Authority.
Except for the representations and warranties of Sellers expressly set forth in this Agreement, Purchaser acknowledges and agrees with Sellers that Purchaser is purchasing the Facility in “as-is, where is” condition “with all faults” as of the Closing Date and specifically and expressly without any warranties, representations or guarantees, either express or implied, as to their condition, fitness for any particular purpose, merchantability, or any other warranty of any kind, nature, or type whatsoever from or on behalf of Sellers. Except for the representations and warranties of Sellers expressly set forth in this Agreement, Sellers specifically disclaim any warranty, guaranty or representation, oral or written, past or present, of any kind or character whatsoever, whether express or implied, oral or written, with respect to the Facility and/or the Operational Assets.

3.02    Purchaser’s Representations and Warranties. Purchaser makes the following representations and warranties to Sellers:
(a)    Organization of Purchaser. Purchaser is limited liability company duly organized and validly existing and in good standing under the laws of the State of Georgia and qualified to transact business in the State of Alabama.
(b)    Authority. The execution and delivery of this Agreement and the consummation of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and this Agreement constitutes, and the documents contemplated hereby will be, valid and legally binding obligations of Purchaser, enforceable in accordance with their terms, subject to bankruptcy, insolvency and other statutes affecting creditors’ rights generally.
(c)    Conflict or Default. Neither the execution or delivery of this Agreement nor the consummation of the transactions herein contemplated will conflict with, violate, result in a breach by, constitute a default under or accelerate the performance provided by the terms of any law, rule, regulation or agreement to which Purchaser may be subject.
(d)    Broker’s Fee. Purchaser has not engaged or consulted with any broker or acquisition consultant with respect to the transactions contemplated by this Agreement so as to give rise to any valid claim against any of the parties to this Agreement for a brokerage commission, consulting fee, finder's fee or similar payment by or through Purchaser.
3.03    Full Disclosure. No representation or warranty by Sellers or Purchaser herein, and no statement, document, Financial Statement, certificate or other instrument, schedule or exhibit furnished or to be furnished hereunder or in connection with the transactions contemplated hereby (including, but not limited to, all exhibits and schedules hereto) contains or will contain any untrue or misleading statement of fact or omit to state or contain anything necessary to make such matter correct, complete and not misleading in all respects and fairly present the information set forth in a manner that is not misleading.

ARTICLE IV
COVENANTS
4.01    Covenants of Sellers. Sellers hereby agree with Purchaser and New Operator as follows:
(a)    Interim Operation. Sellers agree from the Effective Date of this Agreement to the Closing Date, as follows:
(1)    To deliver to Purchaser all items requested by Purchaser relating to the Facility on Purchaser’s due diligence list to be delivered to Sellers.

(2)    To operate the Business as now operated and only in the ordinary course, and to preserve intact Sellers’ business organization and employees and to preserve Sellers’ relationships with all persons having business dealings with them.
(3)    To maintain the Facility in accordance with current practices.
(4)    To maintain all books, accounts and Records in accordance with current practices.
(5)    To pay all Taxes relating to the Facility or the Business operated at the Facility as they become due.
(6)    Not to dispose of or encumber any part of the Facility.
(7)    To maintain insurance in accordance with its current practices. Any policy proceeds shall be used for the repair or replacement of the property damaged or destroyed. Copies of all Claims, loss runs and settlements during the past three (3) years shall be delivered to Purchaser within seven (7) days from the Effective Date.
(8)    Not to do any act or omit to do any act that would cause a breach of any Lease or Contract Right.
(9)    Not to (i) grant any increase in compensation or (ii) enter into or amend or alter any bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plan, trust agreement or arrangement, or any employment or consulting agreement;
(10)    To comply with all legal requirements applicable to the Facility.
(11)    Not to amend or terminate any Leases or Contract Rights or waive any rights or obligations thereunder, and not to enter into or assume any Contract Right, agreement, obligation, Lease, license or commitment other than in the ordinary course of business, in each case, without the prior written approval of Purchaser, not to be unreasonably withheld or delayed.
(12)    To preserve intact the Business and to file all forms and reports, at its cost and expense, necessary to maintain in effect, and not to render or permit to be rendered ineffective, any Government Authorizations.
(13)    To promptly disclose in writing to Purchaser any Material Adverse Change occurring between the Effective Date and Closing, including updating any exhibit or schedule hereto as need be. Purchaser shall be entitled to terminate this Agreement within five (5) business days of receipt if any updated schedule or updated exhibit shall disclose any Material Adverse Change occurring after the Effective Date. Upon termination of this Agreement under the terms of this Section, the Earnest Money and all interest accrued thereon shall be returned to Purchaser, and no party to this Agreement shall have any further claims or obligations under this Agreement, except those obligations that expressly survive termination of this Agreement.
(b)    Government Authorizations. Sellers will use their best efforts with no unreasonable third-party costs incurred by Sellers to cooperate with New Operator in obtaining all Government Authorizations in the name of New Operator as soon as possible.
(c)    Records. Sellers will reasonably cooperate with New Operator to permit a smooth commencement of operations of the Business by New Operator after the Closing, including transfer of copies of all Records to New Operator. To the extent Sellers remove any Records pertaining to any former resident, Sellers shall download, store or otherwise preserve for New Operator in a format reasonably useable by New Operator all Records relating to any such former resident. If any such former resident is thereafter readmitted to the Facility following Closing, Sellers shall provide the Records relating to any such former resident to New Operator upon New Operator’s request for a period of twenty-four (24) months following the Closing Date.
(d)    Satisfaction of Conditions. Sellers shall not undertake any course of action inconsistent with the satisfaction of the requirements set out herein applicable to it, or its agreements, undertakings, obligations or covenants set forth in this Agreement or in any exhibit or other document referred to in this Agreement, and shall use commercially reasonable efforts to promptly perform the agreements, undertakings, obligations and covenants herein provided to be performed by it, and to enable the conditions precedent to the Closing to be satisfied.
(e)    Post-Closing Filings. To the extent such reports and filings relate to the ownership or operation of the Facility prior to the Closing Date, Sellers shall file, in a complete fashion, all reports and any other filings required for insurance or other payors due after Closing in a timely and complete fashion, and shall provide Purchaser prompt notice of such filing.
(f)    Trade Name. At Closing, Sellers shall transfer and assign to New Operator all of their rights to use the Trade Name in connection with the current and future business of New Operator, including without limitation, operation of the Facility. Sellers shall not use the Trade Name, or license or otherwise permit use of the Trade Name by any third party.
(g)    Licensing Matters.
(1)    If prior to the Closing or within one (1) year following the Closing Date, there is a cost required to be incurred to resolve or cure any deficiencies or violations of applicable law relating solely to the pre-Closing operation or ownership of the Facility identified in any survey or re-licensing inspection by any Governmental Authority, which deficiencies or violations are required by any such Government Authority to be resolved as a condition to New Operator obtaining or maintaining any Governmental Authorizations (a “Licensing or Certification

Survey”), Sellers shall bear such costs and shall pay all such amounts to New Operator.
(2)    In connection with any Licensing or Certification Survey, Sellers shall cooperate fully with New Operator in preparing, filing, prosecuting, and taking any other actions with respect to any applications, requests, or actions that are or may be reasonable and necessary to obtain the Governmental Authorizations.
(3)    With respect to (i) any Licensing or Certification Survey, and (ii) any other survey or other relicensing inspection by any Governmental Authority conducted at any time after the Closing Date as a result of New Operator’s application for Governmental Authorizations, Sellers agree to be responsible for correcting and curing all citations and deficiencies attributable solely to (i) pre-Closing Date activities that violate a healthcare statute, rule or regulation (and which violation did not first occur on or after the Closing Date) and (ii) pre-Closing Date conditions, and Sellers shall correct such citations and deficiencies to the extent applicable. Sellers’ responsibility shall include correcting all non-compliances and citations, paying any and all fines, providing a plan of correction and providing and bearing the expense for all consultants, staff, materials, supplies and equipment necessary to complete the plan of correction and achieve full compliance.
4.02    Covenants of Purchaser. Purchaser hereby further agrees with Sellers as follows:
(a)    Satisfaction of Conditions. Purchaser shall not undertake any course of action inconsistent with the satisfaction of the requirements set out herein applicable to it, or its agreements, undertakings, obligations or covenants set forth in this Agreement or in any exhibit or other document referred to in this Agreement, and it shall undertake commercially reasonable and good faith efforts to promptly perform the agreements, undertakings, obligations and covenants herein provided to be performed by it, and to enable the conditions precedent to the Closing to be satisfied.
(b)    Access to Records. Following the Closing, Sellers shall have reasonable access to the Facility and shall be permitted to review and make copies of and extractions from the Records as may be determined by Sellers to be necessary in connection with litigation or tax matters, the winding up of Sellers’ Business or otherwise.

ARTICLE V
TITLE AND SURVEY
5.01    Title Report and Policy. Purchaser shall obtain a current form ALTA title commitment issued by a nationally recognized title company of the condition of title to the Land (the “Commitment”) for a title insurance policy, in the current ALTA policy form (the “Title Policy”). The Commitment and Title Policy shall show that Sellers have marketable fee simple title to the Land and Improvements, free from all liens, restrictions, encumbrances, easements and clouds on title whatsoever, except Taxes not yet due and payable and other matters approved by Purchaser in writing in its sole discretion. The Commitment and Title Policy also will contain (a) a so-called “tax parcel endorsement” listing all of the tax parcel identification numbers affecting the Land and that no other property is included in the Land and that no other tax parcel identification numbers affect such Land, (b) a contiguity endorsement, (c) an ALTA 3.1 zoning endorsement in form and substance acceptable to Purchaser, (d) extended coverage deleting all standard and general exceptions, and (e) the following endorsements: environmental (ALTA Form 8.1), restrictions, easements and minerals endorsement (ALTA Form 9), survey endorsement, access endorsement, subdivision endorsement, utility facility endorsement, creditor’s rights endorsement and arbitration endorsement. The Title Policy shall be in a form acceptable to Purchaser. The title company shall provide when delivering the Commitment two (2) copies of all recorded documents affecting title of the Land and Improvements to Purchaser. At Closing, there shall be issued to Purchaser the Title Policy in the amount of the Purchase Price. Sellers agree to use their best efforts to provide the Title Company with customary lien waivers, affidavits or undertakings in a form required by the Title Company in order to assist the Purchaser in having the standard exceptions to the Title Policy waived.
5.02    Survey. Purchaser may at its option (at its expense) obtain an ALTA/NSPS as-built survey of the Land (the “Survey”) accompanied by a certificate of a registered surveyor licensed in the State of Alabama, certified as directed by Purchaser, sufficient to cause the title company to delete the standard printed survey exceptions and to issue the Title Policy free from any survey objections or exceptions whatsoever. The Survey shall show the boundaries of the Land; separate legal descriptions and boundaries for each tract of the Land; and the location of the Improvements and all streets, highways, alleys and public ways crossing or abutting said Land; all dominant and servient easements identified by recording information; all building lines and all Improvements as are situated thereon as of said date; the area of the Land in square feet; the location of all physical encroachments, if any, by or upon the Land and Improvements; the location of ingress and egress to and from or serving the Land; the location and identification of all water bodies and water courses on, abutting or serving the Land, whether incessant or intermittent; and the location of all utilities serving the Land and the Improvements, and the point of entry of such utilities upon the Land. Said certificate shall state that the Improvements situated on the Land lie wholly within the boundaries thereof and that no part thereof encroach upon or overhang any easement or rights-of-way or upon the land of others; that such Improvements are wholly within the building restriction lines however established and will not violate any use or other restriction contained in prior conveyances, zoning ordinances or regulations; that no adjoining structure encroaches upon the Land or upon any dominant easement appurtenant thereto; and that as of said date there were no visible encroachments, overlaps, overhangs, easements, improvements, utility lines or rights-of-way on, above or below the ground except as shown on the survey plat. Said Survey certificate also shall state whether or not the Land or any part thereof lies within the boundaries of a local, state or federal flood plain designation.
5.03    Defects and Cure. The Commitment and Title Policy and Survey described in this Article are collectively referred to as “Title Evidence.” Purchaser shall provide written notification (a “Title Objection”) within the earlier of (i) five (5) business days prior to the end of the Inspection Period or (ii) twenty-five (25) days after its receipt of all of the Title Evidence of any liens, Claims, encroachments, exceptions or defects disclosed in the Title Evidence (including but not limited to any refusal or inability to issue any endorsement or requested coverage or meet any survey requirements) which in Purchaser’s sole discretion is unacceptable or adversely impacts any of the Facility, the Business or the financeability or operation thereof (collectively, “Defects”). Sellers shall elect whether it will cure the Defects, and if Sellers fail to give such notice of their decision within ten (10) days of their receipt of the Title Objection, Sellers shall be deemed to have elected to cure the Defects. If Sellers elect not to cure the Defects, they shall give written notice to Purchaser within ten (10) days of their receipt of the Title Objection of their decision not to cure. Within ten (10) days of receipt of such written notice from Sellers, Purchaser may (i) waive such Defects and close (whereupon such defects shall be deemed to be “Permitted Encumbrances”), or (ii) terminate this Agreement at any time and thereupon receive prompt refund of the Earnest Money and all interest accrued thereon. Alternatively, if Sellers elect or are deemed to elect to cure such Defects, then Sellers shall cure the Defects at their sole cost and expense, and shall be given a reasonable period to do so, but not to exceed ten (10) days. Should Sellers fail or refuse to cure such Defects within a reasonable period, but not to exceed ten (10) days, Purchaser may (i) waive such Defects and close or (ii) terminate this Agreement prior to Closing. If Purchaser elects to terminate this Agreement pursuant to this Section, Purchaser shall thereupon receive prompt refund of the Earnest Money and all interest accrued thereon. Upon termination of this Agreement under the terms of this Section, no party to this Agreement shall have any further claims or obligations under this Agreement except for those that expressly survive termination of this Agreement. Notwithstanding the foregoing, Sellers shall be obligated to terminate or cure any of the following objections to title, and Purchaser shall be entitled to bring suit for damages or specific performance in the event the following are not cured prior to or at Closing:
(a)    all deeds of trust, mortgages, security deeds, UCC financing statements or other security instruments affecting the Facility or any part thereof;
(b)    All liens, fines, past due taxes or assessments of any kind constituting a lien against the Land, Improvements and/or the Facility to the extent such assessments can be cured by the payment of money;
(c)    All mechanic’s, materialmen’s or similar liens; and
(d)    All judgments which have attached to and become a lien against the Facility or any part thereof.
5.04    Termite Certificates. During the Inspection Period, Purchaser, at its expense, shall have the right to obtain from a licensed pest exterminator, a statement certifying the absence from the Improvements of termites, dry rot, wood-destroying insects and organisms and structural damage therefrom (the “Termite Certificate”). If the Termite Certificate should indicate the existence of such matters, Sellers shall have such termites, wood-destroying insects and organisms exterminated and any damage therefrom repaired. If Sellers are unable to do so at least ten (10) days prior to the Closing Date, Purchaser may, at its sole discretion, terminate this Agreement, and thereupon receive prompt refund of the Earnest Money and all interest accrued thereon. Upon termination of this Agreement under the terms of this Section, no party to this Agreement shall have any further claims or obligations under this Agreement except for those that expressly survive termination of this Agreement.

ARTICLE VI
CONDITIONS
6.01    Conditions to Purchaser’s Obligations. The duties and obligations of Purchaser under the terms and provisions of this Agreement are and shall be expressly conditioned upon the following (which may be waived, in whole or in part, by Purchaser in writing):
(a)    Performance of Covenants. Sellers shall have timely performed all covenants and obligations and timely complied with all conditions required of Sellers by this Agreement.
(b)    Representations and Warranties. All of Sellers’ representations and warranties contained herein shall be true, complete and correct in all material respects on the Effective Date and as of the Closing Date as if made at that time.
(c)    Closing Documents. At the Closing, Sellers shall deliver or cause to be delivered each of the items required of it as specified in Section 7.02 of this Agreement.
(d)    Litigation. No notice shall have been received as to litigation commenced or Claim made or threatened against any party, by any person, firm, corporation or other entity or enterprise, or Governmental Authority with regard to this Agreement, or the transactions provided for in this Agreement which, if successfully prosecuted, would have an adverse effect on Purchaser or make any representation or warranty of Sellers hereunder untrue or misleading.
(e)    Consent. All certifications, consents, waivers, approvals, authorizations, Government Authorizations and determinations from and by third parties necessary legally to consummate the change of ownership and other transactions contemplated herein shall have been obtained, and the same shall not place restrictions on the operation of the Facility by New Operator which are deemed unacceptable by Purchaser, in Purchaser’s sole discretion.
(f)    Title Policy. The Title Company shall issue the Title Policy described in Article V of this Agreement.

(g)    Condition of the Facility. There shall have been no material damage or other adverse changes in the physical condition of the Facility.
(h)
(i)    Subsequent Events. No action, investigation, Claim or proceeding shall have been instituted or threatened or other matters occurred which involve the likelihood of a Material Adverse Effect on the Business or the Facility, and no action, investigation or proceeding shall have been instituted or threatened before any court or Governmental Authority to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement, or the consummation of the transactions herein contemplated.
(j)    Utilities. All utilities necessary for the operation of the Facility are immediately available to serve the Facility, through public rights of way or permanent easements appurtenant to the Land, and there is no moratorium, ban or suspension in effect which would preclude the Purchaser from connecting to, and receiving service from, such utilities, including, without limitation, sewer, water, electricity, gas, cable, telephone and storm drainage.
(k)    State Survey Compliance. Sellers shall have achieved and maintained compliance with any survey deficiencies by any Government Authority, and any plan of correction shall have been accepted and the Facility re-inspected and deemed in substantial compliance with all applicable laws and regulations.
(l)    Material Adverse Change. There shall have been no Material Adverse Change.
(m)    Actions and Proceedings. All actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incident hereto and all other legal matters required for such transactions shall have been reasonably satisfactory to counsel for Purchaser. The Sellers and Sellers’ counsel shall have a reasonable period of time to address and correct any issue or objection made by counsel for the Purchaser to any aforementioned proceeding, instrument or document.
(n)    Updated Schedules. Purchaser shall be satisfied, in its sole discretion, with any updated schedule provided by Sellers. The Sellers shall have a reasonable period of time to address and correct any objection made by the Purchaser to any updated schedule.
(o)    Other Deliveries. Sellers shall have delivered such other items and deliveries relating to the Facility as reasonably requested by Purchaser.
(p)    License. New Operator shall have obtained all required licenses to operate the Facility.
6.02    Conditions to Sellers’ Obligations. The duties and obligations of Sellers under the terms and provisions of this Agreement are and shall be expressly conditioned upon the following (which may be waived, in whole or in part, by Sellers):

(a)    Performance of Covenants. Purchaser shall have timely performed all covenants and obligations and timely complied with all conditions required of Purchaser by this Agreement, including, without limitation, payment to Sellers of the Purchase Price.
(b)    Representations and Warranties. All of Purchaser’s representations and warranties contained herein shall be true, complete and correct in all material respects on the date hereof and as of the Closing Date, as if made at that time.
6.03    Failure of Conditions. If Closing shall not have occurred on or before the Closing Date, and the Agreement has not been terminated pursuant to Section 6.03(a), either party shall be entitled to terminate this Agreement, provided, however, should Closing not occur due to a breach by one of the parties, the non-breaching party shall have the right to pursue all remedies provided for herein, including but not limited to Section 10.1. In such event, Purchaser shall receive a full refund of the Earnest Money and all interest accrued thereon. The immediately preceding sentence shall not in any way limit Purchaser’s right to terminate this Agreement with respect to the Facility under Section 2.07.
(a)    Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time upon the occurrence of any one of the following: (i) on or prior to the Closing Date by mutual consent of Sellers and Purchaser; (ii) on or prior to the expiration of the Inspection Period by Purchaser; (iii) by Purchaser if, on or prior to the Closing Date, satisfaction of any condition to Purchaser’s obligations under Section 6.01 of this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts (unless the failure results primarily from Purchaser’s breaching any representation, warranty or covenant herein) and such condition shall not have been waived by Purchaser; (iv) by Sellers if, on or prior to the Closing Date any condition to Sellers’ obligations under Section 6.02 of this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts (unless the failure results primarily from Sellers’ breaching any representation, warranty or covenant herein) and such condition shall not have been waived by Sellers; (v) by Purchaser or Sellers if Closing shall not have taken place by the Closing Date as provided in Section 7.01 hereof; or (vi) by Purchaser pursuant to Sections 3.01(n), 4.01(a)(13), 5.03, 5.04, 8.01 or 8.02 hereof.
(b)    The Earnest Money and all interest accrued thereon shall be returned to Purchaser in the event of a termination of this Agreement under clauses (i), (ii), (iii), (iv) or (vi) of Section 6.03(a); provided however, that Purchaser shall not be entitled to return of the Earnest Money under clauses (iii) and (iv) if the failure results from Purchaser’s breach of any representation, warranty or covenant herein. The Earnest Money shall be disbursed to Sellers in the event of a termination of this Agreement by Sellers under clause (v) of Section 6.03(a), in accordance with the terms of Section 10.01 hereof; otherwise, the Earnest Money and all interest accrued thereon shall be returned to Purchaser.

ARTICLE VII
CLOSING AND TRANSITION OF OPERATIONS
7.01    Closing. Subject to satisfaction of the terms and conditions of this Agreement, including those conditions precedent set forth in Article VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur within sixty (60) days following the end of the Inspection Period (the “Initial Closing Date”). Purchaser shall have the right to extend the Initial Closing Date for an additional Forty-five (45) days (the “Extended Closing Date”) upon written notice to Sellers prior to the Initial Closing Date and upon Purchaser’s deposit with Escrow Agent of an additional Fifty Thousand and 00/100 Dollars (the “Extension Deposit”), which Extension Deposit shall be added to and become part of the Earnest Money. For purposes hereof, the “Closing Date” shall mean the Initial Closing Date or the Extended Closing Date, as applicable. The transactions contemplated hereby shall be effective for all purposes as of 12:01 a.m. on the Closing Date, unless otherwise agreed in writing by Sellers and Purchaser. The Closing shall be held on a date mutually agreed upon by Sellers and Purchaser, but absent such agreement shall be held on a date designated by Purchaser in writing to Sellers. Notwithstanding the foregoing, Sellers and Purchaser shall deliver all of their respective closing documents required hereunder with respect to the Closing to the Escrow Agent on or before the Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of the Closing) by mail or overnight courier. If Closing shall not have occurred on or before the Closing Date, either party shall be entitled to terminate this Agreement, and the Earnest Money shall be disbursed to Sellers/Purchaser in accordance with Sections 6.03(b) and 10.1 hereof. The immediately preceding sentence shall not in any way limit Purchaser’s right to terminate this Agreement and receive a refund of the Initial Deposit under Section 2.07.
7.02    Sellers’ Closing Documents. At the Closing, Sellers shall deliver to Purchaser or New Operator (as applicable) the following documents:
(a)    Warranty Deed. A limited warranty deed (the “Limited Warranty Deed”) conveying to Purchaser title to the Land and Improvements in fee simple, free and clear of all liens and Encumbrances whatsoever, except as set forth herein. The legal description of the Land in the Limited Warranty Deed shall be the record legal description and Sellers shall also deliver a quit-claim deed for the legal description taken from the Survey.
(b)    Bills of Sale. A bill of sale containing limited warranty of title conveying to Purchaser the Equipment, the Intangible Personal Property and all components of the Facility which constitute personalty, free and clear of all liens and Encumbrances whatsoever and a bill of sale conveying to New Operator all Operational Assets.
(c)    Assignment of Approved Contracts. An assignment to New Operator of all right, title and interest in and to all Approved Contracts (as defined in Section 7.06 below).

(d)    Employee List, Census Report, Litigation an Accounts Payable Schedules. An updated employee list, updated census report and updated litigation schedule in the forms required by Sections 3.01(x)(6), 3.01(s) and 3.01(n) of this Agreement.
(e)    Records and Deposits. Originals of all Records and all resident deposits in the possession of Sellers.
(f)    Vehicle Titles. The original, clean certificates of title to the vehicles owned by Sellers or its Affiliate and used in connection with the Business, properly executed, together with any appropriate affidavits or transfer documents to put New Operator in full record title of such vehicles with the Alabama Department of Motor Vehicles.
(g)    Title Affidavits. The lien waivers and affidavits as required by Section 5.01 of this Agreement.
(h)    Operations Transfer Agreement. The OTA in a form acceptable to New Operator.
(i)    Closing Certificate.    A Sellers’ closing certificate reaffirming Sellers’ representations and warranties hereunder.
(j)    Termination of Operating Leases and/or Management Agreements. Termination of any operating lease and/or management agreement affecting the Facility.
(k)    Other Documents. Such other documents as Purchaser may reasonably request to accomplish the transactions contemplated by this Agreement or to evidence Sellers’ compliance with the covenants and agreements of Sellers contained in this Agreement, including without limitation, a FIRPTA affidavit and any documents necessary to transfer the current telephone service and number(s) and website to Purchaser or Purchaser’s designee.
7.03    Closing Costs. Sellers shall pay (i) the cost of recording the Limited Warranty Deed, (ii) any document stamps, transfer or other tax on the Limited Warranty Deed, (iii) the cost of the owner’s title policy and endorsements, (iv) any transfer and/or sales tax and/or fee on any vehicles and personal property any transfer and/or sales tax and/or fees on any vehicles and personal property, and (v) the fees of its counsel. Purchaser shall be responsible for the payment of (i) the cost of the Survey, (ii) the cost of any environmental site assessment, (iii) the title insurance premium for any lender’s title policy (including all endorsements) and (iv) the fees of its counsel. The parties agree to split equally any escrow or closing fee charged by the Escrow Agent.
7.04    Adjustments to the Purchase Price. At the Closing, the following adjustments shall be made as of 12:01 a.m. on the Closing Date and shall be added to the Purchase Price or credited against the Purchaser’s cash payment obligations at Closing, as the case may be. It is the general intent of Sellers and Purchaser that all revenue and expenses accruing prior to the Closing Date would be the property and liability of the Sellers and all revenue and expenses accruing on or after the Closing Date would be the property and liability of the Purchaser.
(a)    Taxes and Utilities. Real property Taxes, real and personal ad valorem Taxes and all utility charges, including water, sewer, gas, electricity or utilities incurred or relating to Sellers’ operation and ownership of the Facility prior to the Closing Date shall be prorated, and the portion allocable to Sellers shall be credited to Purchaser on the closing statement. To the extent of such credit, Purchaser shall pay such amounts as and when they become due. Sellers and Purchaser hereby agree that if any of the aforesaid prorations and credits cannot be calculated accurately on the Closing Date, then the same shall be calculated as soon as reasonably practicable after the Closing Date, but in any event on or before forty-five (45) days following the Closing Date, and either party owing the other party a sum of money based on such subsequent proration(s) or credits shall pay said sum to the other party within ten (10) days thereafter.
(b)    Special Assessments. All improvement lien assessments, if any, whether or not due and payable as of the Closing Date, shall be paid in full by Sellers. Special assessments, whether pending or to become a lien prior to Closing, or payable in installments, or for which a change of assessment may be levied on Purchaser after Closing, shall be credited to Purchaser in full at Closing.
7.05    Operations Transfer Agreement. All matters relating the transition of operations at the Facility shall be addressed in the OTA between New Operator and Sellers, including, without limitation, the following: (i) proration of utility charges (ii) proration of resident advance payments, (iii) accounts receivable, (iv) trade payables, (v) retirement plans, (vi) health insurance, (vii) resident deposits and trust funds, (viii) Approved Contracts and (ix) all matters relating to the employees at the Facility (including payment of accrued payroll and sick leave).
7.06    Assignment of Contract Rights. New Operator shall have the right to review and approve all Leases and Contract Rights as provided in this Section. Not less than thirty (30) days prior to Closing, New Operator shall notify Sellers which Leases and Contract Rights New Operator desires to assume, and all such approved items shall be referred to as the “Approved Contracts.” At Closing, Sellers agree to assign all of their rights, title and interest in the Approved Contracts to New Operator. Sellers shall provide reasonable cooperation to New Operator in connection with the assignment and assumption of the Approved Contracts, it being understood that it shall be the sole responsibility of Sellers to obtain any consent required for such assignment. If, as a condition to the assignment and assumption of any of the Approved Contracts, it shall be necessary to cure any defaults thereunder, then Sellers shall perform such acts and pay such sums as shall be required to cure any such default. As to Approved Contracts, New Operator shall assume and undertake to perform all obligations under the Approved Contracts assigned to it but only to the extent such obligations arise from and after the Closing Date. All Contract Rights and Leases that are not assumed by New Operator shall be terminated on or prior to Closing by and at the expense of Sellers.

7.07    Capitalized Leases. Notwithstanding anything herein to the contrary, to the extent that there exist any capital leases for Equipment, Improvements, fixtures, or other items used in connection with the Facility, Sellers shall, on or before Closing, exercise their purchase options or otherwise acquire title to such Equipment, Improvements, fixtures or other items, paying in full any option price, purchase price and/or any applicable fees, Taxes and charges, and deliver to Purchaser at Closing fee simple title to such Equipment, fixtures or other items as part of the assets being transferred to Purchaser pursuant to this Agreement.

ARTICLE VIII
RISK OF LOSS; CONDEMNATION
8.01    Damage; Risk of Loss. In the event there is damage to or loss to any part of the Facility (whether by fire, theft, vandalism or other cause or casualty) between the Effective Date and the Closing, the Purchase Price shall be reduced by the amount necessary to repair the damage, which reduction shall be offset by any amounts actually received from Sellers’s insurance company and assigned to Purchaser; provided, however, in the event of a casualty which in Purchaser’s judgment adversely affects the Business or operation of the Facility, Purchaser, at its sole option, may either (i) terminate this Agreement in its entirety and thereupon receive prompt refund of the Earnest Money and all interest accrued thereon, or (ii) terminate this Agreement with respect to the damaged property only with a reduction in the Purchase Price determined in this Section. Upon the termination of this Agreement under the terms of this Section, no party to this Agreement shall have any further claims under this Agreement against any other party. The reduction in Purchase Price shall be determined, based on the value on the date of this Agreement of the Facility damaged or lost, by an MAI appraiser to be mutually selected and paid equally by Sellers and Purchaser. If Sellers and Purchaser are unable to mutually select an appraiser, then one appraiser shall be selected and paid by Purchaser and one appraiser shall be selected and paid by Sellers. If a party does not select an appraiser as provided in the preceding sentence within ten (10) days after the other party has given written notice of the name of its appraiser, such party shall lose its right to appoint an appraiser. If the two appraisers are selected by the parties as provided above, they shall meet promptly to determine the reduction in Purchase Price. If they are unable to agree within fifteen (15) days after the second appraiser has been selected, they shall jointly select a third appraiser. The reduction in Purchase Price shall be set by agreement of any two (2) of the three (3) appraisers. If the two (2) appraisers are unable to agree on a third appraiser within thirty (30) days after the second appraiser has been selected, either party, by giving written notice to the other, may apply to the American Arbitration Association for the purpose of determining the reduction in Purchase Price. Sellers and Purchaser shall each bear one-half (1/2) of the cost of selecting the third appraiser and of paying the third appraiser’s fee. Each appraiser, however selected, shall be a person who has not previously acted in any capacity for either party or their counsel. If any two (2) appraisers are unable to determine the reduction in Purchase Price within fifteen (15) days after the third appraiser has been selected, then the three (3) appraisals shall be added together and their total divided by three (3); the resulting quotient shall be the reduction in Purchase Price. In determining the reduction in Purchase Price, each appraiser shall take into consideration, understand, and correctly employ those recognized techniques that are necessary to produce a credible appraisal.

8.02    Condemnation. If, prior to Closing, any Governmental Authority shall institute condemnation, eminent domain or similar proceedings or take any steps preliminary thereto (including the giving of any direct or indirect notice of intent to institute any such proceeding) with respect to the Facility, Purchaser may in its sole discretion either (i) terminate this Agreement upon written notice to Sellers prior to Closing and receive a prompt refund of the Earnest Money and all interest accrued thereon, and the parties shall have no further obligations hereunder, (ii) terminate this Agreement with respect only to that part which is condemned or threatened to be condemned with a reduction in the Purchase Price determined as provided in Section 8.01 of this Agreement, or (iii) elect to proceed to Closing by written notice to Sellers. If Purchaser elects to proceed to Closing, Purchaser shall either receive a credit at Closing equal to the condemnation proceeds received by Sellers or receive an assignment of the right to all condemnation proceeds from Sellers.
8.03    Risk of Loss Generally. Except as otherwise specifically provided above, risk of loss from the Facility, including, without limitation, operation of any law which would impose liability relating to ownership of the Facility, shall not pass until acceptance of the deed by Purchaser at Closing.

ARTICLE IX
SURVIVAL OF PROVISIONS AND INDEMNIFICATION
9.01    Survival. The covenants, obligations, representations and warranties of Purchaser and Sellers contained in this Agreement, any exhibit or schedule hereto, or any certificate or document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto notwithstanding any investigation prior to the Closing and shall survive the Closing for a period of eighteen (18) months and shall not be merged into any deeds or other documents delivered in connection with the Closing.
9.02    Indemnification by Sellers. Sellers promptly shall indemnify, defend and hold harmless Purchaser, New Operator and each of their respective directors, officers, managers, members, employees, Affiliates, and agents (collectively, the “Purchaser Indemnified Parties” and each, a “Purchaser Indemnified Party”) against any and all losses, costs, Claims (whether or not disclosed herein), liabilities, obligations, damages, and expenses (including reasonable costs of investigation, court costs and legal fees) of any nature (collectively, “Losses”) resulting from or relating to any manner to (i) any breach by Sellers or failure to perform by Sellers of any of their covenants, obligations, representations or warranties or breach or untruth of any covenant, obligation, representation, or warranty contained in this Agreement, any exhibit or schedule hereto (including all updates to any schedule or exhibit), or any certificate or document of Sellers delivered pursuant to this Agreement, (ii) any Excluded Asset or Excluded Liability (regardless of whether information with respect thereto is set forth on a schedule or exhibit hereto) or (iii) the ownership and operation of the Facility prior to the Closing Date.

9.03    Indemnification by Purchaser. Purchaser promptly shall indemnify, defend and hold harmless Sellers and each of the directors, officers, managers, members, employees, Affiliates, and agents of the Sellers (collectively, the “Sellers Indemnified Parties” and each, a “Seller Indemnified Party”) against any and all Losses resulting from any breach by Purchaser or failure to perform by Purchaser of any of its covenants, obligations, representations or warranties or breach or untruth of any covenant, obligation, representation or warranty contained in this Agreement, any exhibit or schedule hereto (including all updates to any exhibit or schedule), or any certificate or document of Purchaser delivered pursuant to this Agreement.
9.04    Rules Regarding Indemnification. The obligations and liabilities of each party which may be subject to indemnification liability hereunder (the “indemnifying party”) to the other party (the “indemnified party”) shall be subject to the following terms and conditions:
(a)    Claims by Non-parties. (1) The indemnified party shall give written notice (“Indemnity Notice”) within a reasonably prompt period of time to the indemnifying party of any written Claim by a third party which is likely to give rise to a Claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Article, stating the nature and basis of said Claim and the amount thereof, to the extent known. The Indemnity Notice shall give notice to the indemnifying party that pursuant to the indemnity, the indemnified party is asserting against the indemnifying party a claim with respect to a potential loss from the third party Claim, and such Indemnity Notice shall constitute the assertion of a claim for indemnity by the indemnified party. (2) If, within thirty (30) days after receiving an Indemnity Notice, the indemnifying party advises the indemnified party that it will provide indemnification and assume the defense at its expense, then so long as such defense is being reasonably conducted, the indemnified party shall not settle or admit liability with respect to the third party Claim and shall afford to the indemnifying party and defending counsel all reasonable assistance in defending against such Claim. If the indemnifying party assumes the defense, counsel shall be selected by such party and if the indemnified party then retains its own counsel, it shall do so at its own expense. (3) If the indemnified party does not receive a written objection to the Indemnity Notice from the indemnifying party within thirty (30) days after the indemnifying party’s receipt of such Indemnity Notice, the claim for indemnity shall be conclusively presumed to have been assented to and approved, and in such case the indemnified party may control the defense of the matter or case and, at its sole discretion, settle or admit liability. (4) If within the aforesaid thirty (30) day period the indemnified party shall have received written objection to an Indemnity Notice (which written objection shall briefly describe the basis of the objection to the Indemnity Notice or the amount thereof, all in good faith), then for a period of ten (10) days after receipt of such objection the parties shall attempt to settle the dispute as between the indemnified and indemnifying parties. If they are unable to settle the dispute, the unresolved issue or issues shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association. (5) Notwithstanding the foregoing, in the case of defense counsel as described in Sections 9.04(a)(2) or (a)(3), if: (i) the third party Claim would, if successful, result in the imposition of damages for which the indemnifying party would not be solely responsible, or (ii) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the indemnifying party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim. In the case of clause (i) of this paragraph, the indemnifying party shall be obligated to bear only that portion of the expense of the indemnified party’s counsel that is in proportion to the damages indemnifiable by the indemnifying party compared to the total amount of the third-party claim against the indemnified party. In the case of clause (ii) of this paragraph, the indemnifying party shall pay all costs of defense of both itself and the actual out-of-pocket costs of the indemnified party. (6) The indemnifying party will not compromise or settle any such action, suit, proceeding, claim or demand without the prior written consent of the indemnified party unless such compromise or settlement (i) gives the indemnified party a full and unconditional release of and from any claims based on matters which are the subject of the third party Claim, (ii) involves only the payment of money by the indemnifying party, and (iii) does not involve the entry of any injunction or other equitable relief against the indemnified party, nor otherwise require or prohibit any particular course of conduct or activity by the indemnified party.
(b)    Claims by a Party. (1) The determination of a Claim asserted by a party hereunder pursuant to this Article (other than as set forth in Subsection 9.04(a) above) shall be made as follows: (1) The indemnified party shall give an Indemnity Notice within a reasonably prompt period of time to the indemnifying party of any Claim by the indemnified party which has not been made pursuant to Subsection 9.04(a) above, stating the nature and basis of such Claim and the amount thereof, to the extent known. (2) The Indemnity Notice shall be deemed to have resulted in a determination in favor of the indemnified party and to have resulted in a liability of the indemnifying party in an amount equal to the amount of such Claim estimated pursuant to this Section 9.04 if within forty-five (45) days after the indemnifying party’s receipt of the Indemnity Notice the indemnified party shall not have received written objection to the Indemnity Notice. In such event, the claim for indemnity shall be conclusively presumed to have been assented to and approved. (3) If within the aforesaid forty-five (45) day period the indemnified party shall have received written objection to an Indemnity Notice (which written objection shall briefly describe the basis of the objection to the Indemnity Notice or the amount thereof, all in good faith), then for a period of sixty (60) days after receipt of such objection the parties shall attempt to settle the disputed claim as between the indemnified and indemnifying parties. If they are unable to settle the disputed claim, the unresolved issue or issues shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association.

9.05    Remedy.    Should any Purchaser Indemnified Party be entitled to indemnification or to be held harmless hereunder then, in addition to any other right or remedy which such Purchaser Indemnified Party may have, Purchaser may withhold or offset any payment due Sellers, or any Affiliate thereof, under any obligation owed any such person or entity.
9.06    Limitation of Indemnification. No party shall be entitled to indemnification from any other party hereunder until such time that the claims subject to indemnification equal or exceed, in the aggregate, the sum of TWENTY-FIVE THOUSAND AND 00/100 Dollars ($25,000.00) after which such indemnifying party shall be liable for all such claims beginning with the first dollar of claims. The maximum liability of each of Sellers and Purchaser for indemnification under this Agreement shall be in the aggregate an amount equal to the Purchase Price; provided however, that this limitation shall not apply to any knowing and intentional breach by a party of its representations and warranties under this Agreement or any fraud committed by a party in connection with this Agreement.
9.07    Effect of Insurance. The amount of any indemnification under this Article IX shall be reduced by the insurance proceeds received and any other amount, if any, recovered from third parties by the indemnified party (or its affiliated entities) with respect to any indemnifiable amounts, provided, however, that a party’s obligation to timely indemnify is not modified by the foregoing, and provided, further, notwithstanding anything herein to the contrary, no party shall be required to make or pursue any claim under its insurance policies. If, after an indemnification payment is made by any indemnifying party to any indemnified party, such indemnified party subsequently recovers insurance proceeds or proceeds from a third party in respect of such indemnifiable amounts, then such indemnified party shall pay to the indemnifying party the amount of such insurance proceeds (but not in excess of the indemnification payment or payments actually received with respect to such indemnifiable amounts), less expenses and increases in premiums.

ARTICLE X
REMEDIES FOR FAILURE TO CLOSE
10.01    Remedies Upon Default. Purchaser shall fully perform and comply with all agreements, conditions and covenants of Purchaser required by this Agreement to be performed or complied with hereunder, provided the Sellers may waive in writing, in whole or in part at or prior to the Closing, the Purchaser’s performance of and compliance with any such agreement, condition or covenant. If the purchase and sale of the Facility pursuant hereto is not closed and consummated through the default of the Purchaser hereunder (which default is not cured by Purchaser within five (5) days delivery of notice of such default from Sellers), or the failure of Purchaser to satisfy conditions to Closing specified herein which are its responsibility, Sellers shall receive the Earnest Money as liquidated damages, and this shall be Sellers’ sole remedy at law and equity, Sellers hereby waiving and relinquishing any and all other remedies available to them. The parties acknowledge the difficulty of ascertaining Sellers’ damages in such a circumstance and agree that this amount represents a reasonable and mutual attempt by Purchaser and Sellers to anticipate the consequence to Sellers of Purchaser’s breach.

Sellers shall fully perform and comply with all agreements, conditions, and covenants required by this Agreement to be performed or complied with by the Sellers hereunder, provided, the Purchaser may expressly waive in writing in whole or in part at or prior to the Closing Date the Sellers’ performance or any compliance with such agreements, conditions, and covenants. If the purchase and sale of the Facility pursuant hereto is not closed and consummated through the default of the Sellers hereunder (which default is not cured by Sellers within five (5) days delivery of notice of such default from Purchaser), or the failure of Sellers to satisfy conditions to Closing specified herein which are its responsibility, the Earnest Money shall be returned to the Purchaser and the Purchaser shall have the right to pursue such remedies at law or in equity against the Sellers as maybe afforded to it under law or equity, including, without limitation, specific performance.
10.02    Attorney’s Fees. In the event either party hereto brings an action at law or other proceeding against the other party to enforce any of the terms, covenants or conditions hereof or any instrument executed in pursuance of this Agreement, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all costs and reasonable attorney’s fees by the other party, and in the event any judgment is secured by such prevailing party, all such costs and attorney’s fees shall be included in any such judgment, attorney’s fees to be set by the court and not by the jury. For purposes of this Section 10.02, “prevailing party” shall mean, in the case of a person asserting a Claim, such person is successful in obtaining substantially all of the relief sought, and in the case of a person defending against or responding to a claim, such person is successful in denying substantially all of the relief sought.
10.03    Waiver. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Sellers or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

ARTICLE XI
MISCELLANEOUS
11.01    Assignability. Purchaser may assign this Agreement in whole but not in part to an Affiliate without the consent of Sellers upon three (3) business days’ prior written notice to Sellers. Any permitted assignment of this Agreement shall be binding upon and inure to the benefit of the successor or assignee of Purchaser.
11.02    Entire Agreement. This Agreement shall constitute the entire contract between the parties and may not be modified except by an instrument in writing and signed by both of them. All of the schedules and exhibits attached hereto, including any and all updates thereto, or to be attached hereto are incorporated herein by this reference.
11.03    Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Alabama and for all purposes shall be governed by and construed in accordance with the internal laws of said state excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

11.04    Notice. Any notice, demand, waiver or consent required or permitted hereunder shall be in writing and shall be deemed to have been properly given if sent (a) by prepaid registered or certified mail, with return receipt requested, (b) by a national overnight courier service, or (c) by facsimile or electronic mail (followed by a copy mailed or delivered as provided in subsections (a) or (b)) addressed as follows:

If to Purchaser:	AdCare Health Systems, Inc.,
454 Satellite Blvd, Suite 100
Suwanee, GA, 30024
Attn: CEO
Facsimile: (678) 869-5123
Phone: (678) 869-5116

With a copy to:	Gregory P. Youra Esq.
Holt, Ney, Zatcoff & Wasserman, LLP
100 Galleria Parkway, Suite 1800
Atlanta, GA 30339
Fax: (770) 956-1490
Phone: (770) 661-1510
gyoura@hnzw.com

If to Sellers:	Meadowood Properties, LLC
509 Pineview Ave.
Glencoe, AL 35905
Attention: Bart Scott
Email: wbartscorr@gmail.com
Phone: (256) 492-0395

Meadowood Retirement Village, LLC
509 Pineview Ave.
Glencoe, AL 35905
Attention: Bart Scott
Email: wbartscorr@gmail.com
Phone: (256) 492-0395

with a copy to:	Turnbach, Warren, Rice, Lloyd, Frederick & Smith, P.C.
Chestnut At Second/Suite A
P.O. Box 129/200 Chestnut Street
Gadsden, AL 35902
Attention: Dana L. Rice, Esq.
Email: drice@twlegal.us
Facsimile: (256) 543-3674
Phone: (256) 543-3664

The date of any such notice and of service thereof shall be deemed to be upon the earlier of: receipt, or three (3) days after deposit in registered or certified mail, or one (1) business day following deposit with an overnight courier as set forth above. Electronic notices shall be deemed given on the date of transmission, provided that an identical notice is also sent simultaneously by mail or overnight carrier, as provided in subsections (a) and (b) above. Any party may change its address for the purpose of notice by giving written notice in accordance with the provisions of this Section.
11.05    Section Headings; Drafting Party. The article and section headings of this Agreement are for convenience of reference only and do not form a part thereof and do not in any way modify, interpret or construe the intentions of the parties. The provisions of this Agreement have been examined, negotiated, drafted and revised by counsel for each party, and no implication shall be drawn for or against any party hereto by virtue of the drafting of this Agreement.
11.06    Waivers. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement or any exhibit, schedule or other document referred to in this Agreement by any other party shall not be construed as or constitute a waiver of any subsequent violation, breach of, or default under that provision or any other provision of this Agreement, or any Exhibit, Schedule or other document referred to in this Agreement.
11.07    No Assumption of Liabilities. Notwithstanding any provision contained in this Agreement or in any exhibit, schedule or other document referred to in this Agreement to the contrary, this Agreement is intended as and shall be deemed to be an agreement for the sale of the Facility and, except as expressly provided herein, none of the provisions hereof shall be deemed to create any obligation or liability of any party to any person or entity that is not a party to this Agreement, whether under a third-party beneficiary theory, laws relating to transferee liabilities or otherwise. Purchaser shall not assume and shall not discharge or be liable for any debts, liabilities or obligations of Sellers, whether known or unknown by Sellers or Purchaser.
11.08    Waiver of Trial by Jury.    EACH PARTY HEREBY AGREES NOT TO ELECT TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT, OR ANY OTHER DOCUMENT RELATED TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. ANY PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH PARTY HERETO.

11.09    Further Assurances. Each of the parties hereto shall, at any time and from time to time after the Closing, execute and deliver, or cause to be executed and delivered, to the other party or their designee, such further consents, approvals, conveyances, assignments and other documents and instruments as any party shall reasonably request in order to carry out any and all of the terms and provisions of this Agreement.
11.10    Counterparts. This Agreement may be executed in several counterparts and by facsimile transmission or email scan, each of which when so executed and delivered (including delivery by facsimile transmission, email scan) shall be deemed an original, but all of which together shall constitute one and the same instrument.
11.11    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, heirs, assigns and legal representatives.
11.12    Saturdays, Sundays, Legal Holidays. If the time period by which any right, option or election provided under this Agreement must be exercised or by which any acts or payments required hereunder must be performed or paid, or by which the Closing must be held, expires on a Saturday, Sunday, legal or bank holiday, then such time period shall be automatically extended to the close of business on the next regularly scheduled business day.
11.13    Third Party Beneficiary. New Operator is an express third party beneficiary of Sellers’ covenants, representations, warranties and indemnities set forth in this Agreement relating to (i) the operation of the Business and/or the Facility and (ii) the Operational Assets.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first written.

SELLERS:

MEADOWOOD RETIREMENT VILLAGE,
LLC,
an Alabama limited liability company

By:	/s/ W. Bart Scott
Name:	W. Bart Scott
Title:	Owner/manager

MEADOWOOD PROPERTIES, LLC,
an Alabama limited liability company

By:	/s/ W. Bart Scott
Name:	W. Bart Scott
Title:	Owner/manager

PURCHASER:

ADCARE HEALTH SYSTEMS, INC.
a Georgia corporation

By:	/s/ Allan J. Rimland
Name:	Allan J. Rimland
Title:	President and CFO

EXHIBITS
Exhibit A:    Legal Description of Land (See Section 1.01)
Exhibit B:    Excluded Assets (See Sections 1.01 and 2.05)
Exhibit C:    Contract Rights and Leases (See Sections 1.01 and 3.01(l))
Exhibit D:    Deposit Escrow Agreement (See Section 2.03)
Exhibit E:    Allocation of Purchase Price (See Section 2.04)
Exhibit F:     Software (see Sections 1.01 and 3.01(i))
Exhibit G:    Post-Closing Escrow Agreement (see Section 2.09)

DISCLOSURE SCHEDULES
Schedule 3.01(d):    Governmental and Non-Governmental Approvals Required
Schedule 3.01(f):    Material Adverse Changes
Schedule 3.01(h):    Liens and Encumbrances
Schedule 3.01(k):    Maintenance, Condition of Improvements
Schedule 3.01(l)(2):    Defaults and Counterclaims under Leases and Contract Rights

Schedule 3.01(l)(4):	Leases and Contract Rights In Excess of One Year Without 30-day Cancellation Right, Capitalized Leases, Leases with Purchase Options in Favor of Third Parties, and Volume Discounts and Rebates

Schedule 3.01(1)(6)	Contract Rights or Leases with Affiliates of Sellers or their Principals
Schedule 3.01(m):    Legal or Regulatory Violations
Schedule 3.01(n):    Litigation and Administrative Proceedings
Schedule 3.01(p):    Past Due Taxes and Assessments
Schedule 3.01(s)    Census Report
Schedule 3.01(w):    Employment Related Claims
Schedule 3.01(x)(6):    Employee Information
Schedule 3.01(bb):    Permits and Licenses
Schedule 3.01(cc):    Specialized Services

Schedules - 1
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Exhibit A:    Legal Description of Land

Legal Description of Land

Exhibit A-1
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Exhibit B:    Excluded Assets

Excluded Assets

1.    Cash

2.    Mortgage escrows and reserves maintained by Sellers’ lender

3.    Accounts receivable arising prior to the Closing Date

4.    Prepaid expenses

5.    Dell Computer, monitor and keyboard located in the office of the Facility Administrator,     bearing service tag # 2JYXCZ1

Exhibit B-1
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Exhibit C:    Contract Rights and Leases

Contract Rights and Leases

Exhibit C-1
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Exhibit D:    Deposit Escrow Agreement
Deposit Escrow Agreement

Exhibit D-1
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Exhibit E:    Allocation of Purchase Price
Allocation of Purchase Price

Exhibit G-1
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Exhibit F:    Software
Software

Exhibit G-1
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Exhibit G:    Post-Closing Escrow Agreement
Software

Exhibit G-1
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Schedule 3.01(d)
Governmental and Non-Governmental Approvals Required

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Schedule 3.01(f)
Material Adverse Changes

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Schedule 3.01(h)
Liens and Encumbrances

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Schedule 3.01(k)
Maintenance, Condition of Improvements

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Schedule 3.01(l)(2)
Defaults Under Leases or Contract Rights

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Schedule 3.01(l)(4)
Leases and Contract Rights In Excess of One Year Without 30-day Cancellation Right, Capitalized Leases, Leases with Purchase Options in Favor of Third Parties, and Volume Discounts and Rebates

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Schedule 3.01(l)(6)
Contract Rights or Leases with Affiliates of Sellers or their Principals

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Schedule 3.01(m)
Legal or Regulatory Violations

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Schedule 3.01(n)
Litigation and Administrative Proceedings

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Schedule 3.01(p)
Past Due Taxes and Assessments

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Schedule 3.01(s)
Census Report

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Schedule 3.01(w)
Employment Related Claims

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Schedule 3.01(x)(6)
Employee Information

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Schedule 3.01(bb)
Permits and Licenses

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Schedule 3.01(cc)
Specialized Services

None.

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